Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2015 Fourth Quarter Earnings and Annual Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--February 18, 2016--Four Oaks Fincorp, Inc. (OTCQX: FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the fourth quarter and twelve months ended December 31, 2015. For the three months ended December 31, 2015, the Company reported net income of $810,000 or $0.03 per basic and diluted share compared to net income of $633,000 or $0.04 per basic and diluted share for the same period in 2014. For the twelve months ended December 31, 2015, the Company had net income of $20.0 million or $0.62 per basic and diluted share compared to a net loss of $4.2 million or $0.24 per basic and diluted share for the same period in 2014.

President and Chief Executive Officer David H. Rupp stated, “We continue to make progress in the execution of our strategic plan. We accomplished many of our goals for 2015 including restructuring the balance sheet, improving asset quality, transitioning our technology platform and growing loans and deposits. With this work behind us, our team can focus on growing the Bank and continuing to serve our wonderful customers. We remain thankful for their support and for the support of our communities.”

Net Interest Income and Net Interest Margin:

Net interest margin annualized for the three and twelve months ended December 31, 2015 was 3.4% and 3.3%, respectively, compared to 2.6% for these same periods in 2014. Net interest income before the provision for loan losses totaled $5.6 million and $22.6 million for the three and twelve months ended December 31, 2015, respectively, as compared to $5.2 million and $20.7 million for the same periods in 2014. The increased net interest income stems primarily from increased investment income, declining interest expense on deposits, and lower expense on long-term borrowings that resulted from balance sheet strategies executed by the Company during 2014 and 2015.

Non-Interest Income:

Non-interest income was $4.7 million and $9.6 million for the three and twelve months ended December 31, 2015, respectively, compared to $3.3 million and $11.1 million for the same periods in 2014. The increased income for the quarter was primarily driven by increased gains from the sale of problem loans identified during the previously disclosed Asset Resolution Plan, offset by declines in ACH third party payment processors (TPPP) indemnification income as the Company’s exit from this business line exit is complete.

Non-Interest Expense:

Non-interest expense totaled $9.4 million and $28.6 million for the three and twelve months ended December 31, 2015, respectively, as compared to $7.9 million and $28.1 million for the same periods in 2014. Salaries and benefit related expenses were a primary driver of the change with an increase of $1.5 million and $3.2 million for the three and twelve month periods, respectively. This increase includes compensation costs related to restructuring the organization along with increased investment in our associates. Other operating expenses were also elevated and increased $275,000 and $986,000 for the three and twelve month periods, respectively, as the Company upgraded its technology platform during 2015. The Company continued to restructure the balance sheet during 2015 and extinguished $40 million of long-term debt with a total expense of $2.1 million for the twelve months ended December 31, 2015 as compared to $22 million in extinguishments with a total expense of $1.5 million for the same period in 2014. These increases were offset by declines in collection and foreclosed asset related expenses, lower FDIC insurance premiums, and reduced professional and consulting fees as we began to benefit from improved asset quality and reductions in risk.

Income Taxes:

The Company reported no income tax expense for the three months ended December 31, 2015 and December 31, 2014. The Company also reported a $16.5 million income tax benefit for the twelve months ended December 31, 2015 compared to no income tax expense or benefit for the twelve months ended December 31, 2014. The income tax benefit in 2015 was the result of a reversal of a portion of the valuation allowance against the Company’s deferred tax assets which occurred during the second quarter of 2015.

Balance Sheet:

Total assets were $691.2 million at December 31, 2015 compared to $820.8 million at December 31, 2014, a decline of $129.6 million related nearly entirely to the exit of the ACH TPPP business line. Cash, cash equivalents, and investments were $189.2 million at December 31, 2015 compared to $336.9 million at December 31, 2014, a decrease of $147.7 million related almost entirely to the above-mentioned business line exit. Total loans increased to $458.3 million at December 31, 2015 compared to $452.3 million at December 31, 2014 as loan production was offset by pay downs, maturities, and the resolution of problem loans during the year. Total liabilities were $631.0 million at December 31, 2015 compared to $780.1 million at December 31, 2014, a decline of $149.1 million primarily due to the business line exit and reductions in long-term borrowings.

Total shareholders’ equity increased $19.5 million to $60.2 million at December 31, 2015 compared to $40.7 million at December 31, 2014. This increase resulted from net income due to improved operating performance, as well as the reversal of the $16.5 million valuation allowance against the Company’s deferred tax assets recognized during the second quarter of 2015.

Asset Quality:

Asset quality continued to improve with classified assets to capital declining to 12.4% as of December 31, 2015 compared to 23.9% at December 31, 2014. Total nonperforming assets, which includes nonaccrual loans and foreclosed assets, totaled $8.4 million or 1.2% of total assets at December 31, 2015, as compared to $13.9 million or 1.7% of total assets at December 31, 2014. The Company focused on resolution of problem assets during 2015 and completed the Asset Resolution Plan during the fourth quarter 2015. The allowance for loan and lease losses increased to $9.6 million as of December 31, 2015 compared to $9.4 million as of December 31, 2014 due to net recoveries of $238,000 during the twelve months ended December 31, 2015. The allowance for loan and lease losses as a percentage of gross loans remains 2.1% at December 31, 2015 as compared to the same period in 2014.

Capital:

Capital has continued to improve due to the increased profitability and improvements in asset quality. The Bank remains well capitalized at December 31, 2015 and reports a leverage ratio of 10.2%, an increase of 300 basis points over 2014; common equity Tier 1 capital and Tier 1 risk based capital of 14.4% and total risk based capital of 15.7%. At December 31, 2014, the Bank had a leverage ratio of 7.2%, common equity Tier 1 capital and Tier 1 risk based capital of 13.5%, and total risk based capital of 14.7%.

With $691.2 million in total assets as of December 31, 2015, the Company, through its wholly-owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its sixteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Zebulon, Dunn, Raleigh (LPO), Apex (LPO) and Southern Pines (LPO), North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond in July 2015, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to maintain an effective internal control environment, and the low trading volume of the Company's common stock. Additional factors that could cause actual results to differ materially are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
David H. Rupp, President and Chief Executive Officer
or
Deanna W. Hart, Executive Vice President and Chief Financial Officer
919-963-2177